Exhibit 10.1

WAIVER AND AMENDMENT NO. 1 TO THE AMENDED AND RESTATED LOAN

AND SECURITY AGREEMENT

DATED AS OF OCTOBER 19, 2006

AMONG LASALLE BANK NATIONAL ASSOCIATION, AS A LENDER

AND AS AGENT FOR THE LENDERS, THE LENDERS

AND COBRA ELECTRONICS CORPORATION

THIS WAIVER AND AMENDMENT NO. 1 (this “Amendment”) is made as of the 26th day of July, 2007 to the Amended and Restated Loan and Security Agreement dated October 19, 2006 (as amended from time to time, the “Loan Agreement”); unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement among Cobra Electronics Corporation (“Borrower”), LaSalle Bank National Association as agent (“Agent”) for itself (in its individual capacity, “LaSalle”) and the other Lenders from time to time party thereto.

WHEREAS, Borrower has notified Agent and Lenders that Borrower has breached Section 14(b) of the Loan Agreement for the fiscal quarter ended June 30, 2007, and such breach constitutes an Event of Default under the Loan Agreement (the “Existing Event of Default”); and

WHEREAS, Borrower has requested that Agent and Lenders waive the Existing Event of Default and amend certain provisions of the Loan Agreement and Agent and Lenders have agreed to do so subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein contained, and such other consideration as the parties mutually agree, the parties hereto agree as follows:

1. Waiver. In reliance on the representations and warranties set forth in Section 3 of this Amendment and subject to the satisfaction of the conditions set forth in Section 4 of this Amendment, Agent and Lenders hereby waive the Existing Event of Default. The foregoing is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Loan Agreement or any of the other Loan Documents, whether now existing or hereafter arising.

2. Amendment. Borrower, Agent and Lenders agree to amend the Loan Agreement as follows:

(a) The definition of “Applicable Margin” contained in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

““Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect.

Level	Adjusted Total Debt to EBITDA Ratio	Applicable Margin for Prime Rate Loans	Applicable Margin for LIBOR Rate Loans	Unused Line Fee	Letter of Credit Fees
					Documentary L/C Fees	Standby L/C Fees
III	Greater than 1.75:1	0.50%	Before April 1, 2008: 2.25% On and after April 1, 2008: 2.00%	0.375%	1.15%	Before April 1, 2008: 2.25% On and after April 1, 2008: 2.00%

II	Greater than 1.25:1 but less than or equal to 1.75:1	0.25%	1.75%	0.375%	1.00%	1.75%

I	Less than or equal to 1.25:1	0.00%	1.50%	0.375%	0.85%	1.50%

The Applicable Margins with respect to Prime Rate Loans, LIBOR Rate Loans, the Unused Line Fee and the Letter of Credit Fees shall be adjusted, to the extent applicable, on the tenth (10th) Business Day after the Borrower provides the annual and quarterly financial statements and other information pursuant to subsection 9(c), as applicable, and the related Compliance Certificate, with respect to fiscal quarters of Borrower ending on and after September 30, 2007, based on the Adjusted Total Debt to EBITDA Ratio for such Computation Period. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrower fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of subsection 9(c), the Applicable Margin shall be based upon Level III above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the tenth (10th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or unmatured Event of Default has occurred and is continuing; and (c) the Applicable Margin shall be based on Level III from July 1, 2007 until the date on which the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending September 30, 2007.”

(b) The definition of Computation Period contained in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

““Computation Period” shall mean each period of four consecutive calendar quarters ending on the last day of a calendar quarter.”

(c) The definition of EBITDA contained in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

““EBITDA” shall mean, with respect to any period and without duplication, Borrower’s and its Subsidiaries’ net income (including PPL with respect to periods before and after consummation of the Related Transactions) after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense and income tax expense for such period, plus, depreciation and amortization, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period (including, without limitation, stock option expenses in accordance with FASB 123, foreign exchange gains or losses, and deferred revenue charges of PPL), minus earnings or plus losses on keyman life insurance policies owned by Borrower; provided, that for purposes hereof, EBITDA shall be deemed to be (i) $2,560,614 for the fiscal quarter of Borrower ending June 30, 2006, and (ii) $1,745,356 for the fiscal quarter of Borrower ending September 30, 2006.”

(d) The definition of Fixed Charge Coverage Ratio contained in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

““Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes accrued by Borrower and its Subsidiaries (provided; that (x) such accrued taxes shall be calculated in accordance with GAAP and (y) expected tax refunds shall not be subtracted from accrued taxes) and all Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus (ii) required payments of principal of Funded Debt (including the Term Loans but excluding the Revolving Loans) plus (iii) dividend payments by Borrower (provided, that with respect to such dividends, for the Computation Period ending June 30, 2007, dividends shall be deemed to be 50% of the dividends paid during such Fiscal Year of Borrower and for the Computation Period ending September 30, 2007, dividends shall be deemed to be 100% of the dividends paid during such Fiscal Year of Borrower).”

(e) Section 14(c) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“(c) Total Debt to EBITDA Ratio.

Borrower shall not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio

June 30, 2007	2.50:1.0

September 30, 2007	2.50:1.0

December 31, 2007	2.50:1.0

March 31, 2008	2.50:1.0

Each fiscal quarter thereafter	2.25:1.0”

(f) Section 14(d) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“(d) Fixed Charge Coverage Ratio.

Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any period set forth below to be less than the applicable ratio set forth below for such period:

Computation Period Ending	Fixed Charge Coverage Ratio

June 30, 2007	1.25:1.0

September 30, 2007	1.25:1.0

December 31, 2007	1.0:1.0

March 31, 2008	1.0:1.0

Each fiscal quarter thereafter	1.10:1.0”

(g) The following Section 14(f) is hereby added to the Loan Agreement:

“(f) Minimum Excess Availability.

Borrower shall have Excess Availability of not less than $5,000,000 at all times.”

3. Representations and Warranties of Borrower. Borrower represents and warrants that, as of the date hereof:

(a) Borrower has the right and power and is duly authorized to enter into this Amendment and all other agreements executed in connection herewith;

(b) No Event of Default (other than the Existing Event of Default) or an event or condition which upon notice, lapse of time or both will constitute an Event of Default has occurred and is continuing;

(c) The execution, delivery and performance by Borrower of this Amendment and the other agreements to which Borrower is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Certificate of Incorporation or By-Laws, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Borrower is a party, or which purports to be binding on Borrower or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which Borrower or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which Borrower is a party or which purports to be binding on Borrower or any of its properties;

(d) No consent, license, registration or approval of any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other agreements executed by Borrower in connection herewith;

(e) This Amendment and the other agreements executed by Borrower in connection herewith have been duly executed and delivered by Borrower and are enforceable against Borrower in accordance with their terms; and

(f) All information, reports and other papers and data heretofore furnished to Agent by Borrower in connection with this Amendment, the Loan Agreement and Other Agreements are accurate and correct in all material respects and complete insofar as may be necessary to give Agent true and accurate knowledge of the subject matter thereof. Borrower has disclosed to Agent every fact of which it is aware which would reasonably be expected to materially and adversely affect the business, operations or financial condition of Borrower or the ability of Borrower to perform its obligations under this Amendment, the Loan Agreement or under any of the Other Agreements. None of the information furnished to Agent by or on behalf of Borrower contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

4. Conditions Precedent. The amendments to the Loan Agreement set forth in this Amendment shall become effective as of the date of this Amendment upon the occurrence of the following:

(a) execution of the Amendment by all parties hereto; and

(b) the receipt by Agent, for the ratable benefit of Lenders, of a fully earned, non-refundable $69,375 amendment fee; provided, that that payment of such amendment fee shall be in substitution of, and not in addition to, the waiver fee contemplated in Section 5 of that certain Waiver to Amended and Restated Loan and Security Agreement dated as of April 26, 2007 among Borrower, Agent and Lenders.

5. Delayed-Draw Term Loan. Agent, Lenders and Borrower hereby acknowledge that the Delayed-Draw Term Loan has been terminated as of June 7, 2007 and prior to such termination no draws were made thereunder.

6. Fees and Expenses. Borrower agrees to pay all legal fees and other expenses, whether for in-house or outside counsel, incurred by Agent in connection with this Agreement and the transactions contemplated hereby.

7. Loan Agreement Remains in Force. Except as specifically amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Agreement shall not be a waiver of any rights or remedies which Agent or Lenders have provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

8. Additional Documents. Upon the request of Agent, Borrower will cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances as Agent from time to time may reasonably request of Borrower for accomplishing the transaction referred to herein.

9. No Novation. This Amendment and all other agreements executed by Borrower on the date hereof are not intended to nor shall be construed to create a novation or accord and satisfaction, and shall only be a modification and extension of the existing Liabilities of Borrower to Lenders.

10. Entire Agreement. This Amendment and the other documents it refers to comprise the entire agreement relating to the subject matter they cover and supersede any and all prior written or oral agreements among Agent, Lenders and Borrower relating thereto.

11. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Except as expressly provided for herein, the terms and conditions of the Loan Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower, Agent and Lenders have caused this Amendment to be duly executed by their proper duly authorized officers as of the day and year first set forth above.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By	/s/ Steven M. Marks
Its	Senior Vice President

NATIONAL CITY BANK, as a Lender

By	/s/ Michael L. Monninger
Its	Senior Vice President

CHARTER ONE BANK, N.A., as a Lender

By	/s/ Richard H. Ault
Its	Vice President

COBRA ELECTRONICS CORPORATION

By	/s/ Michael Smith
Its	Senior Vice President and Chief Financial Officer

Waiver and Amendment No. 1 to A/R Loan and Security Agreement